EXHIBIT 10.14

KOHL’S CORPORATION

OUTSIDE DIRECTOR STOCK OPTION AGREEMENT

NAME	GRANT DATE	NUMBER OF SHARES	OPTION PRICE PER SHARE	SOCIAL SECURITY NUMBER

EXPIRATION DATE

The Board of Directors of Kohl’s Corporation (the “Board”) has approved granting to the director named above (“Director”) a nonstatutory option (“Option”) to purchase shares of Kohl’s Corporation (“Kohl’s”) common stock pursuant to the 1997 Stock Option Plan for Outside Directors (“Plan”) on the terms and subject to the conditions described below. The Board and the Director agree as follows:

1. Number of Shares Optioned; Option Price.

Kohl’s grants to Director the right and option to purchase, in the aggregate, the number of shares of Kohl’s $0.01 par value common stock (“Common Shares”) shown above at the option price per share shown above. Except as provided by this Agreement, the Option granted shall be irrevocable. The Common Shares which Director is entitled to purchase will be either Kohl’s authorized but unissued common stock or Kohl’s treasury shares. The granting of the Option shall impose no obligation on Director to exercise such Option.

2. Time Limitations on Exercise of Option.

Except as provided in the Plan or in this Agreement, and unless the Board establishes otherwise, Director is entitled to purchase, in whole or in part, not more than percentage portion of the total number of Common Shares shown above according to the percentages and on or after the anniversary dates specified below, but before a date or event of termination as described in this Agreement as follows:

Anniversary Date After Option Grant	Number of Options Exercisable

Except as provided in the Plan or in this Agreement, this Option may not be exercised after the expiration of ten (10) years from the date it is granted (the “Expiration Date”). This Option may not be exercised for fractional Common Shares.

3. Termination.

If Director ceases to be a Director of Kohl’s for any reason, Director shall have until the Expiration Date to exercise this Option to the same extent to which Director would otherwise be entitled to exercise this Option on or prior to the date of such termination as provided in Paragraph 2. To the extent Director is not entitled to exercise this Option prior to the date of Director’s termination, such outstanding and unexercised Option shall immediately lapse and Director shall have no further rights with respect to it.

4. Rights In the Event of Director’s Death.

In the event of Director’s death while actively participating on the Kohl’s Board, the number of Common Shares for which the Option may be exercised shall be the total number of Common Shares granted to Director pursuant to this Option Agreement which remain outstanding and unexercised as of the date of Director’s death. In the event of Director’s death following Director’s resignation from Kohl’s Board, the number of Common Shares for which the Option may be exercised shall be limited to that number of Common Shares the Director would otherwise be entitled to exercise this Option on the date of Director’s resignation from Kohl’s Board, as provided in paragraph 2.

5. Method of Exercising Option.

Director may exercise the Option on or after the appropriate anniversary date (and before a date or event of termination) in whole or in part, from time to time by providing to Kohl’s (i) a written notice identifying this Option and stating the number of Common Shares which Director desires to purchase; and (ii) payment of the option price per share for the Common Shares then being acquired by full payment for the Common Shares being purchased. This Option will be considered exercised with respect to the number of Common Shares Director desires to purchase on the date that Kohl’s receives Director’s notice of exercise and payment. Director shall not acquire any rights or privileges as a shareholder of Kohl’s for any Common Shares issuable upon the exercise of this Option until such Common Shares have been duly issued by Kohl’s.

6. Prohibition Against Transfer, Pledge, and Attachment.

This Option, and the rights and privileges conferred by it, is personal to Director and may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) during Director’s lifetime and shall be exercisable only by Director. Director may transfer this Option, and the rights and privileges conferred by it, upon Director’s death, either by will or under the laws of descent and distribution, or by beneficiary designation made in such form and subject to such limitations as may from time to time be acceptable to the Board and delivered to and accepted by the Board. All distributees shall be subject to all of the terms and conditions of this Agreement to the same extent as if Director were still alive. This Option, and the rights and privileges conferred by it, may not be subjected to execution, attachment or similar process.

7. Notices.

Any notice to be given to Kohl’s under the terms of this Agreement shall be addressed to the attention of Kohl’s Chairman, N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin 53051, and any notice to be given to Director shall be addressed to him at his address as he may designate in writing.

8. Provisions of the Plan Control.

This Option is subject to, and qualified in its entirety by reference to, the terms and conditions of the Plan under which it is granted and the provisions of the Plan shall be incorporated into and be a part of this Option Agreement. The Plan empowers the Board to make interpretations, rules and regulations under it. Determination by the Board with respect to the Plan shall be binding upon Director.

9. Taxes.

Kohl’s may require payment of or withhold any tax which it believes is required to be the obligation of Director as a result of the grant or exercise of this Option, and Kohl’s may defer making delivery of Common Shares or cash payable hereunder until arrangements satisfactory to Kohl’s have been made for such tax obligations.

Kohl’s has caused this Agreement to be executed and Director has executed the same as evidence of Director’s acceptance hereof and upon the terms and conditions herein set forth as of the grant date shown above.

KOHL’S CORPORATION

By:	/s/ R. Lawrence Montgomery
R. Lawrence Montgomery, Chairman

Director: